Exhibit 10.5

TERMINATION OF EMPLOYMENT AGREEMENT

AND RELEASE

This TERMINATION OF EMPLOYMENT AGREEMENT AND RELEASE (this “Agreement”) dated as of March 16, 2016, is by and between Home State Bank, a Colorado state banking corporation (“Home State Bank”), and Mark Bower (the “Executive”).

WHEREAS, Home State Bank and the Executive are party to that certain Employment Agreement dated as of April 15, 2014 (the “Employment Agreement”);

WHEREAS, Guaranty Bancorp, a Delaware corporation (the “Company”), the sole shareholder of Guaranty Bank and Trust Company, a Colorado state banking corporation (the “Bank”), and Home State Bancorp (“HSB”), a Colorado corporation, the sole shareholder of Home State Bank, have entered into an Agreement and Plan of Reorganization, dated as of March 16, 2016 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, HSB shall merge with and into the Company, to be followed by a merger of Home State Bank with and into the Bank;

WHEREAS, just prior to the consummation of the transactions contemplated by the Merger Agreement, Home State Bank and the Executive desire to terminate the Employment Agreement and, pursuant to this Agreement and in full settlement of certain potential claims of the Executive related to Executive’s employment with HSB and Home State Bank (the “Claims”), to provide for the payment provided for herein, and the Executive desires to accept such payment in exchange for agreeing to such settlement and certain restrictions and obligations set forth herein; and

WHEREAS, except as provided herein, this Agreement is intended to supersede any and all prior agreements, arrangements and understandings between Home State Bank and the Executive, or between HSB and the Executive, relating to the provision of services by the Executive to Home State Bank and HSB, including, without limitation, the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Home State Bank and the Executive hereby agree as follows:

1.                                      Definitions.  Terms defined by the Merger Agreement, where used in this Agreement, to the extent not otherwise defined herein, shall have the same meanings as are prescribed by the Merger Agreement.

2.                                      Effectiveness of Agreement. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and shall have no force and effect.

3.                                      Settlement Payment. On the Closing Date, but prior to the Effective Time, subject to the Executive’s continued compliance with Sections 5 and 6 and 10, the Bank shall pay to the Executive a lump sum amount equal to $675,000 (the “Settlement Payment”).  The Settlement Payment shall be in lieu of the Executive’s right to receive payments or other benefits of any kind pursuant to the Employment Agreement. For the avoidance of doubt, any change in control payment described in the Employment Agreement, including, without limitation, in Section 7.3 thereof, shall not be paid or payable to Executive in connection with or as a result of the Merger.

4.                                      Termination of Employment Agreement. Home State Bank and the Executive agree that, as of the time the Executive receives the Settlement Payment (the “Payment Time”), the

Employment Agreement shall be terminated and, notwithstanding anything to the contrary contained therein (including with respect to the survival of certain provisions), shall be of no further force and effect

5.                                      Confidentiality.

(a)                                 Confidential Information.

(i)                                     The Executive agrees that he shall not at any time, except as required in order to perform his services for HSB or Home State Bank or with the prior written consent of Home State Bank, or to the extent permitted pursuant to Section 5(a)(ii), as required by law, directly or indirectly: (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information; or (B) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means: (1) confidential or proprietary information or trade secrets of or relating to Home State Bank and successor or assigns or their subsidiaries or affiliates (collectively, the “Bank Group”) including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential or proprietary and owned, developed or possessed by the Bank Group, whether in tangible or intangible form; or (2) confidential or proprietary information with respect to the Bank Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

(ii)                                  In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide Home State Bank with prompt written notice so that Home State Bank may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b)                                 Confidentiality of Agreement. The Executive agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, during the term of this Agreement and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c)                                  Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of Bank Group. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of Bank Group shall be and remain the property of Bank Group. Upon the request and at the expense of Home State Bank, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in Home State Bank, fully and completely, all rights created or contemplated by this Section 5. The Executive further agrees that, upon termination of the Executive’s employment with Home State Bank for any reason whatsoever, the Executive shall return to Home State Bank immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Bank Group.

6.                                      Non-Solicitation. While the Executive is employed by Home State Bank and for a period equal to 24 months after the Executive’s date of termination (the “Restricted Period”), the Executive shall not, in any manner, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of Home State Bank): (a) Solicit any Client or licensee of the Bank Group (or anyone who was a Client or licensee of the Bank Group within the 12 months prior to the Date of Termination) to transact business with a Competing Business or to reduce or refrain from doing business with any member of the Bank Group; (b) interfere with or damage any relationship between any member of the Bank Group and a Client; or (c) Solicit anyone who is then an employee of any member of the Bank Group (or who was an employee of any member of the Bank Group within the 12 months prior to the date of the Executive’s termination) to resign from any member of the Bank Group or to apply for or accept employment with any other business or enterprise. For purposes of this Section 6: (i) “Competing Business” means: (A) any enterprise that provides  banking and financial products and services that are substantially similar to those offered by the Bank Group or other business in which any member of the Bank Group is engaged in on the date that the Executive’s employment terminates; (B) any enterprise engaged in any other type of business in which any member of the Bank Group is also engaged, so long as the Executive is or was involved in such other business on behalf of such member of the Bank Group; or (C) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; (ii) “Client” means any client or prospective client of any member of the Bank Group; (iii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action; and (iv) “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any Competing Business to Solicit, induce or interfere with any employee, officer, representative, agent, customer, client supplier, licensee or other business relationship of any member of the Bank Group. The Executive shall not be deemed to violate this Section 6 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Executive is the owner of not more than 2% of the outstanding shares of any class of stock of such entity, provided that the Executive has no active participation in the business of such entity (other than voting the Executive’s stock) and the Executive does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

7.                                      Assignment of Developments. The Executive acknowledges that all Developments (as defined below) are works made for hire and shall remain the sole and exclusive property of Home State Bank, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to Home State Bank all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to Home State Bank promptly and fully all future Developments and, at any time upon request and at the expense of Home State Bank, to execute, acknowledge and deliver to Home State Bank all instruments that Home State Bank shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of Home State Bank to enable it to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by Home State Bank. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Bank Group are the property of Bank Group, and will be delivered to Home State Bank immediately upon the termination of the Executive’s employment with Home State Bank. “Developments” shall mean the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Bank Group that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with HSB or Home State Bank.

8.                                      Certain Remedies.

(a)                                 Enforcement; Injunctive Relief. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 through 7 and 10. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Bank Group; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. Without intending to limit the remedies available to Home State Bank, the Executive agrees that a breach of any of the covenants contained in Section 5, 6, 7 or 10 may result in material and irreparable injury to the Bank Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Home State Bank shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 7 and 10 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to Home State Bank in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 5, 6, 7 or 10 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(b)                                 Extension of Restricted Period. In addition to the other remedies Home State Bank may seek and obtain hereunder, the Restricted Period shall be extended by any and all periods during which the Executive is in breach of Section 6.

9.                                      Defense of Claims. The Executive agrees that, during the term of this Agreement, and following termination of the Executive’s employment, upon reasonable request from Home State Bank, the Executive shall cooperate with Home State Bank in the defense of any claims or actions that may be made by or against the Bank Group that affect the Executive’s prior areas of responsibility. Home State Bank agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred to comply with the Executive’s obligations under this Section 9, to the extent such expenses have been approved in advance by Home State Bank. Any such reimbursement of expenses shall be made by Home State Bank upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Home State Bank (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

10.                               Nondisparagement. The Executive agrees that at no time during the Executive’s employment with Home State Bank or thereafter shall he make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of Home State Bank, any member of the Bank Group or any of their respective directors, officers, shareholders or employees.

11.                               Release.  Effective as of the Payment Time, in consideration of Home State Bank’s performance under this Agreement, the Settlement Payment and the other compensation payable to and benefits receivable by the Executive hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive, for himself and each of his heirs, executors, affiliates, successors, and assigns (collectively, the “Executive Releasing Parties”), hereby forever fully and irrevocably releases Home State Bank, HSB, the Company, the Bank and their respective subsidiaries, and each of the foregoing’s respective directors, officers, managers, employees, agents, and representatives in their capacities as such (collectively, the “Executive Released Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, to the extent relating to actions, events or circumstances occurring or failing to occur at or prior to the Payment Time (including any and all claims, liabilities, demands or causes of action relating to or arising out of federal and state statutes or common law, claims for breach of contract, breach of fiduciary duty, misrepresentation, defamation, infliction of emotional distress or any other tort under the common law of any state or claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) (collectively, the “Executive Released Claims”); provided that the Executive Releasing Parties are not releasing: (i) any claim or right under this Agreement; (ii) any right to compensation for services owing to the Executive that have accrued but not yet been paid in the ordinary course of business; (iii) any deposits (as defined in 12 USC §1813(1)) of the Executive that constitute a deposit liability of an Executive Released Party; (iv) any other written contractual obligations of the Executive Released Parties owing to the Executive and existing as of the Effective Time, including without limitation any agreements with respect to options to purchase stock of HSB or Home State Bank held by Executive (but only to the extent no default exists thereunder); or (v) any right of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of Home State Bank or to claim insurance coverage or to be defended under any directors’ and officers’ insurance coverage that applies to or benefits directors or officers of Home State Bank to the extent such coverage applies any Executive Releasing Party. The Executive represents and warrants that he has not sold, assigned or otherwise transferred, and will not sell, assign or otherwise transfer, any Executive Released Claims. Effective as of the Payment Time, the Executive, on behalf of himself and the Executive Releasing Parties, hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Executive Released Party based upon any Executive Released Claim.

12.                               Consideration. The Executive understands and agrees that the Settlement Payment and other consideration payable hereunder are in exchange for the Executive’s release and the other terms of this Agreement.

13.                               Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

14.                               Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.                               Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Colorado (other than conflict of laws principles), applicable to contracts executed in and to be performed in that State.

16.                               Survival of Certain Provisions. The rights and obligations set forth in Sections 5 through 10, 15 and 16 shall survive any termination or expiration of this Agreement.

17.                               Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder including, without limitation, the Employment Agreement.

18.                               Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Executive, such notices or communications shall be effectively delivered if hand-delivered to the Executive at his principal place of employment or if sent by registered or certified mail to the Executive at the last address he has filed with Home State Bank. In the case of Home State Bank, such notices or communications shall be effectively delivered if sent by registered or certified mail to Home State Bank at its principal executive offices.

19.                               Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent.

20.                               Executive Representation. The Executive hereby represents to Home State Bank that the execution and delivery of this Agreement by the Executive and Home State Bank and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

21.                               Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if anyone or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

22.                               Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23.                               Bank Actions. Any determination to be made or actions to be taken by or on behalf of Home State Bank under this Agreement shall be made or taken in consultation with the Board.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HOME STATE BANK

By:	/s/ Harry Devereaux
	Name:	Harry Devereaux
	Title:	President

MARK BOWER

/s/ Mark Bower